Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2025 relating to the financial statements appearing in the Annual Report on Form 10-K of StableX Technologies, Inc. (f/k/a AYRO, Inc.) for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

New York, NY

January 9, 2026